AMENDMENT NO. 1
TO
KING EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”) is effective as of December 28, 2007, and is by and between CAPITAL GROWTH SYSTEMS, INC., a Florida corporation (“Company”), and GEORGE A. KING (“Executive”). All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Employment Agreement (as defined below).

WHEREAS, Company and Executive entered into an Employment Agreement, dated as of September 8, 2006 (the “Employment Agreement”), pursuant to which Company employs Executive;

WHEREAS, since becoming the President-Global Operations and Development of Company, Executive has made significant and valuable contributions to Company; including becoming the President of Company and providing significant leadership with respect to Company’s business development, operational and financing initiatives.

WHEREAS, Company, believes that the existing financial incentives in Executive’s Employment Agreement do not properly reward Executive for his efforts and Company is also desirous of providing for additional economic incentives in order to retain Executive and to encourage continued efforts for the benefit of Company, and in return Executive agrees to enter into the restrictive covenant set forth herein in addition to the restrictive covenants presently in Executive’s employment agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Executive, intending to be legally bound, hereby agree as follows:

1. Grant of Additional Stock Options.

(a) Vested Stock Options. Company through its compensation committee has granted effective December 10, 2007 fully vested options to purchase up to 5,750,000 shares of Common Stock to Executive in accordance with the form of option agreement attached hereto as Exhibit A.

(b) Performance Options. Company through its compensation committee has granted effective December 10, 2007 unvested options to purchase up to 7,000,000 shares of Common Stock to Executive in accordance with the form of option agreement attached hereto as Exhibit B.

2. Terms of Employment.

(a) Section 4(a) of the Employment Agreement is amended and restated as follows:

“(a) Executive shall serve as President of Company and shall have the normal duties, responsibilities and authority of the position of President, subject to the power of the Board to limit such duties, responsibilities and authority.”

(b) The following paragraph is added to the end of Section 4(b)(i) entitled “Base Salary:”

“Effective January 1, 2008, Executive’s Base Salary shall be increased to $250,000 per annum.”

(c) Section 4(b)(ii) entitled “Additional Compensation” is amended and restated as follows:

“(ii) Additional Compensation In addition to Base Salary, Executive shall be eligible to receive an annual bonus based upon the attainment of certain performance goals and objectives established by the Board and/or the Compensation Committee established by the Board, in accordance with annual objectives, with no less than 2/3 tied to objective results (such as monthly recurring revenue and EBITDA),and the remaining percentage tied to subjective results (which could include departmental management, establishment of a cooperative working environment, effort and other factors). The target annual bonus, assuming accomplishment of 100% of the target objectives and the wherewithal of Company to pay the same is 100% of Base Salary. With respect to 2007 Executive shall be entitled to a cash bonus of: (A)$25,000, payable prior to January 31, 2008; and (B) $50,000 payable thirty (30) days after the receipt by Company or one if its subsidiaries (hereinafter referred to as a “Subsidiary”) of the first payment for the 570th installed circuit by Company of its current contract to install circuits with a carrier engaged in the sale of voice minutes.

The incentive bonus for 2008 and thereafter will be determined annually by the Board or by the Compensation Committee if delegated such task by the Board. There will be no cap, with incentive bonus to increase with increased profit performance for over plan achievement. Plan metrics will be set annually and agreed to by the CEO. Executive shall be entitled at Executive’s option to take payment of incentive bonus either 100% in cash, or to take a lesser amount of cash (the amount of cash bonus to be paid in such event, if any, is the “Retained Sum”) and accept a grant of “European Options” to purchase Common Stock of Company pursuant to the “Formula Amount.” The “Formula Amount” will be based upon the amount of the bonus not taken in cash (the “Non-cash Sum”), whereby Company will determine the ten (10) day average closing price of Company’s Common Stock for the last ten (10) trading days immediately preceding the date of the announcement of the bonus (the “TDA”), and Executive will then be entitled to an option to purchase that number of shares of Common Stock equal to the Non-cash Sum divided by one half of the TDA, with the purchase price for such shares to be one half of the TDA. The European Option, if selected, will be fully vested, but will be exercisable only at any time during the calendar year following the year in which the European Option is selected, subject to a Change in Control provision which would change the exercise period in a manner substantially similar to that set forth in the form of option agreement attached hereto as Exhibit B with respect to a Change in Control. The form and remaining terms of the European Option(s) shall be substantially similar to the form and terms attached as Exhibit B, and shall be in such form as Company in good faith shall submit to Executive. The determination by Executive to accept the European Options with respect to a particular year must be made within one (1) business day of being informed of his incentive bonus amount, and absent delivery of notice of election of the European Option, the entire bonus shall be payable in cash. By way of example, if the TDA was $2.00 per share and the Non-cash Sum elected by Executive was $100,000, then the European Options would relate to 100,000 shares of Common Stock, purchasable at $1.00 per share.”

3. Addition of Noncompetition Covenant. The following Section 9(b)(iv) is added to the Agreement (and the period at the end of Section 9(b)(iii) of the Agreement is deleted and replaced by “; or”):

“(iv) take any action that would violate the terms of this Section 9(b)(iv). Executive acknowledges that the covenants set forth in this Section 9(b)(iv) are reasonable in scope and essential to the preservation of the Business of Company (as defined herein). Executive also acknowledges that the enforcement of the covenants set forth in this Section 9(b)(iv) will not preclude Executive from being gainfully employed in such manner and to the extent as to provide a standard of living for himself, the members of his family and the others dependent upon him of at least the level to which he and they have become accustomed and may expect. In addition, Executive acknowledges that Company has obtained an advantage over its competitors as a result of its name, location and reputation that is characterized by near permanent relationships with vendors, customers, principals and other contacts which it has developed at great expense. Furthermore, Executive acknowledges that competition by him following the termination or expiration of his employment would impair the operation of Company beyond that which would arise from the competition of an unrelated third party with similar skills. Executive hereby agrees that he shall not, during his employment and for a period of one (1) year after the end of his employment, directly or indirectly, engage in or become directly or indirectly interested in any proprietorship, partnership, firm, trust, company, limited liability company or other entity, other than Company (whether as owner, partner, trustee, beneficiary, stockholder, member, officer, director, employee, independent contractor, agent, servant, consultant, manager, lessor, lessee or otherwise) that:

(a) competes with Company in the Business of Company; or

(b) competes at a material level with Company in the Restricted Territory (as defined herein), other than acquiring an ownership interest in a company listed on a recognized stock exchange in an amount which does not exceed five percent (5%) of the outstanding stock of such corporation. For purposes of this Agreement, the term “Business of Company” shall include all business activities and ventures related to the business of providing of any of the following:

(i) provision of telecom network integration services, including the sale or lease of broadband circuits for the transmission of data or voice;

(ii) cost reduction solutions for companies aimed at taking cost out of their network usage or procurement, including network optimization and least cost routing;

(iii) licensing or sale of software intended to effect the foregoing:

(1) all other businesses in which Company or any of its subsidiaries is engaged in as of the date of termination of Executive’s employment; and

(2) the term “Restricted Territory” means any state in the United States of America. Executive specifically acknowledges that the Business of Company is not naturally restricted by any geographic boundaries.

Notwithstanding anything to the contrary contained in this Agreement, in order to enforce the terms of the noncompetition covenant contained in this Section 9(b)(iv), Company must make payment to Executive no later than 30 days following the termination of his employment with the Company or any of its subsidiaries of the full amount of severance payments that would otherwise be payable to him under this Agreement as if he had been terminated without “cause,” if it wishes to enforce the noncompetition provisions called for hereunder. For the avoidance of doubt, the payment called for in the preceding sentence will not be in addition to the severance otherwise payable hereunder, if any. Notwithstanding anything to the contrary contained in this paragraph, should Executive’s employment have been terminated for “cause” as defined in this Agreement, then the Company shall be entitled to enforce the noncompetition covenant contained in this Section 9(b)(iv) by paying to Executive no later than 30 days following the termination of his employment with the Company or any of its subsidiaries of one half of the full amount of severance payments that would otherwise be payable to him under this Agreement as if he had been terminated without “cause,” if it wishes to enforce the noncompetition provisions called for hereunder.

4. Notice Provision. The addresses for the delivery of notices and communications with respect to this Agreement in Section 14(b) and with respect to Exhibit A are hereby amended and restated as follows:

“If to Executive:	At Executive’s home address as reflected on the books and records of Company, with a copy to Executive at the address of Company set forth below.

If to Company:	Capital Growth Systems, Inc. 500 West Madison - Suite 2060 Chicago, IL 60661

with a copy to:

Mitchell D. Goldsmith, Esq. Shefsky & Froelich Ltd. 111 East Wacker Drive - Suite 2800 Chicago, IL 60601”

4. Miscellaneous. The following Section 14(l) is added at the end of the Employment Agreement:

“(l) To the extent of any inconsistency between the terms of the First Amendment to this Employment Agreement and the original form of Employment Agreement, the First Amendment will prevail and supersede the terms of the original Employment Agreement.”

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Amendment.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Employment Agreement effective as of the date first set forth above.

COMPANY:	EXECUTIVE:

CAPITAL GROWTH SYSTEMS, INC., a
Florida corporation
GEORGE A. KING

By:
Its: